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Exhibit 99.1

BUSINESS OBJECTS S.A.
Instructions to THE BANK OF NEW YORK, as DEPOSITARY
(Must be received prior to the close of business on December 8, 2003)

The undersigned Holder of American Depositary Receipts hereby requests and instructs The Bank of New York, as Depositary, to endeavor, insofar as practicable, to cause to be voted the Deposited Securities corresponding to such Receipts registered in the name of the undersigned on the books of the Depositary as of the close of business on October 17, 2003 at the Ordinary and Extraordinary General Meeting of Shareholders of Business Objects S.A. to be held in France, on December 11, 2003 (First Call) and if needed on December 18, 2003 (Second Call), and any adjournments thereafter, in respect of the Resolutions specified in the Notice of Meeting.

NOTES:

Instructions as to voting on the specified resolutions should be indicated by an "X" in the appropriate box.

It is understood that if (i) a Voting Instruction Card which is signed but on which no voting instructions are indicated, (ii) a Voting Instruction Card is improperly completed, or (iii) no Voting Instruction Card is received by the Depositary from a Holder of American Depositary Receipts on or before December 8, 2003, the Depositary will deem such Holder to have instructed the Depositary to give a proxy to the President of the Meeting to vote in favor of each proposal recommended by the Board of Directors of the Company and against each proposal opposed by the Board of Directors of the Company.

To change your address, please mark this box.    ☐

To include any comments, please mark this box.    ☐

Please complete and date this proxy on the reverse side and return it promptly in the accompanying envelope.

DETACH PROXY CARD HERE.

☐	Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope	☒ Votes must be indicated (X) in Black or Blue ink

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR IN FAVOR
OF EACH OF THE FOLLOWING PROPOSALS.

	FOR	AGAINST	ABSTAIN
FIRST PROPOSAL	☐	☐	☐
Approval of (i) the acquisition (by means of in-kind contributions of equity interests) of Crystal Decisions, Inc., by Business Objects S.A., and the other transactions contemplated by the Agreement and Plan of Merger, dated as of July 18, 2003, as amended on August 29, 2003, by and among Business Objects S.A., Crystal Decisions, Inc., Seagate Software (Cayman) Holdings Corporation, Borg Merger Sub I, Inc., Business Objects Americas (as assignee of Borg Merger Sub II, Inc.), and Borg Merger Sub III, Inc.; (ii) the contribution to Business Objects S.A. of the equity interests representing 100% of the capital and voting rights of Seagate Software (Cayman) Holdings Corporation, a company holding more than 95% of the capital and voting rights of Crystal Decisions, Inc.; (iii) the contribution to Business Objects S.A. of the equity interests representing the remaining portion of the capital and voting rights of Crystal Decisions, Inc.; and (iv) the value of the contributions and the consideration for the contributions, in each case subject to condition precedent.
SECOND PROPOSAL	☐	☐	☐
Approval of the method for the calculation of the consideration for the in-kind contributions; approval of the amount of the capital increase by in-kind contributions and of the number of shares to be issued in consideration for such in-kind contributions, as determined by the board of directors in accordance with the stipulations of the "Agreement and Plan of Merger"; approval of the amount and the recording of the contribution premium; acknowledgement of the completion of the capital increase and approval of the amendment of the articles of association, in each case subject to condition precedent.
THIRD PROPOSAL	☐	☐	☐
Authorization granted to the board of directors to issue warrants to subscribe to a maximum number of 15,000 shares reserved for issuance to Mr. David J. Roux, subject to condition precedent.
FOURTH PROPOSAL	☐	☐	☐
Authorization granted to the board of directors to increase the share capital by issuance of a maximum number of 250,000 shares reserved for subscription by Business Objects S.A. Employee Benefits Trust under Business Objects' 1995 International Employee Stock Purchase Plan, subject to condition precedent.

FIFTH PROPOSAL	☐	☐	☐
Authorization granted to the board of directors to increase the share capital by issuance of a maximum number of 50,000 shares reserved for subscription by employees under Business Objects' French Employee Savings Plan, subject to condition precedent.
SIXTH PROPOSAL	☐	☐	☐
Authorization granted to the board of directors to issue Business Objects securities giving immediate or deferred access to Business Objects share capital with preferential subscription right, subject to condition precedent.
SEVENTH PROPOSAL	☐	☐	☐
Authorization granted to the board of directors to issue Business Objects securities giving immediate or deferred access to Business Objects share capital without preferential subscription right, subject to condition precedent.
EIGHTH PROPOSAL	☐	☐	☐
Approval of the modification of the method for determination of the maximum annual increase in the number of shares of Business Objects which may be subscribed for or purchased pursuant to Business Objects' 2001 Option Plan, subject to condition precedent.
NINTH PROPOSAL	☐	☐	☐
Appointment of Mr. David J. Roux as director, subject to condition precedent.
TENTH PROPOSAL	☐	☐	☐
Increase of the aggregate amount of authorized directors' fees, subject to condition precedent.
ELEVENTH PROPOSAL	☐	☐	☐
Grant of full powers of attorney to carry out registrations and formalities.

The Voting Instructions must be signed by the person in whose name the relevant Receipt is registered on the books of the Depositary. In the case of a Corporation, the Voting Instructions must be executed by a duly authorized Officer or Attorney.

Date	Share Owner sign here	Co-Owner sign here

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  Exhibit 99.1